Exhibit 10.14

ARRIS GROUP, INC.

TAX EQUALIZATION PAYMENT AGREEMENT

THIS TAX EQUALIZATION PAYMENT AGREEMENT (the “Agreement”), dated as of                      , is by and among ARRIS GROUP, INC., a Delaware corporation (the “Company”), ARRIS INTERNATIONAL LIMITED, a corporation incorporated in England and Wales (“New Arris”), and the individual named on the signature page hereto (the “Covered Person”).

WHEREAS, the Covered Person is an executive officer of the Company;

WHEREAS, the Company and New Arris have agreed that the Company will become an indirect wholly-owned subsidiary of New Arris through the merger of an indirect subsidiary of New Arris with and into the Company contemporaneously with certain other related transactions (collectively, the “Transaction”);

WHEREAS, one consequence of the Transaction is that an excise tax likely will be imposed pursuant to Section 4985 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”) on certain specified stock compensation held by the Covered Person as of the closing of the Transaction (the “Covered Compensation”); and

WHEREAS, the Company and its Compensation Committee or Board of Directors, as the case may be, has concluded that since any imposition of the Excise Tax results from the Transaction, which was approved by the Board of Directors as being in the best interests of the Company’s stockholders, it would be inappropriate for the Covered Person to be required to pay any such Excise Tax from his or her own funds without being reimbursed by the Company for the Excise Tax together with any other taxes resulting from such reimbursement.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. After the closing of the Transaction and before the due date for remitting any Excise Tax imposed on the Covered Person, New Arris shall, in good faith, determine if any Excise Tax is likely to be imposed on the Covered Person as a result of the Transaction with respect to Covered Compensation.

2. If New Arris determines that the Excise Tax is likely to be imposed on the Covered Person as a result of the Transaction with respect to Covered Compensation, on or before the due date for remitting such Excise Tax, subject to Section 3 below, New Arris will pay to the Covered Person in cash in a single lump sum, net of applicable withholdings, the additional amount that is sufficient to pay the Excise Tax imposed on the Covered Person as the result of the Transaction with respect to his specified stock compensation (within the meaning of Section 4985 of the Code) plus the amount of any federal and state income, employment and Excise Taxes imposed on the additional amount to be paid to the Covered Person under this

Agreement at the assumed aggregate tax rate set forth herein (in the aggregate, the “Equalization Payment”), provided, in the event that the Covered Person is an Executive Officer, the Covered Person remains employed continuously with the Company or New Arris from the date of the closing of the Transaction until the date for remitting any Excise Tax. For these purposes, the combined state and federal tax rate for all such income, employment and Excise Taxes shall be deemed to be 62.95%. Notwithstanding the foregoing, New ARRIS, at its option, may pay the Equalization Payment directly to the applicable federal and state authorities on behalf of the Covered Person.

3. In the event that the Covered Person is an Executive Officer and terminates his employment with New Arris, the Company and its subsidiaries on or prior to December 31, 2016, other than for “Good Reason,” or in the event that New Arris or the Company terminates the employment of the Covered Person on or before December 31, 2016 for “Cause” and in each case other than on account of the Covered Person’s death or Disability, the Covered Person agrees to immediately (and in no event later than thirty (30) days following termination of employment) repay New Arris the gross amount of the Equalization Payment, including for these purposes any amounts withheld in connection with such Equalization Payment. If the Equalization Payment has not been paid before the termination of the Covered Person’s employment as described herein, the Covered Person then shall forfeit the right to receive the Equalization Payment. For these purposes, the terms “Good Reason,” “Cause” and “Disability” shall have the meanings given to them (or any similar terms, including “Good Cause” and “permanent disability”) in the existing employment or similar agreement, if any, between the Covered Person and either the Company or New Arris, as the case may be, without requiring a change in control should that be a condition to the definition.

4. In the event an Equalization Payment is made pursuant to Section 2 and, within 18 months of the closing of the Transaction, New ARRIS determines that no Excise Tax was owed by the Covered Person and the New ARRIS Compensation Committee requests the Covered Person to take commercially reasonable steps to obtain a refund the Equalization Payment from the applicable federal and state taxing authorities, the Covered Person shall take such steps and remit the refunded amount to New ARRIS, less the amount of reasonable out-of-pocket costs and expenses (including tax preparation costs) incurred by the Covered Person in obtaining any such refund.

5. New Arris or a subsidiary may offset any amounts owed by the Covered Person pursuant to this Agreement against any amounts owed to the Covered Person by New Arris or a subsidiary.

6. This Agreement shall be interpreted under the laws of the State of Georgia without reference to the conflicts of laws provisions thereof. Any determination made by New Arris under this Agreement shall be binding upon all parties.

7. With respect to any disputes hereunder, the parties hereto consent to the exclusive jurisdiction and venue of the Superior Court of Forsyth County, Georgia, or the United States District Court for the Northern District of Georgia and agree not to bring any action in any other Court.

8. It is intended that any payment to be made under this Agreement and which is considered to be nonqualified deferred compensation subject to Section 409A of the Code will be provided in a manner, and at such time, as complies with Section 409A of the Code. If the Covered Person is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s or New Arris’ stock is publicly traded on an established securities market or otherwise, then payment of any amount under this Agreement which is considered deferred compensation subject to Section 409A of the Code that is to be paid in connection with a separation from service shall be deferred for six (6) months after termination of the Covered Person’s separation from service or, if earlier, the Covered Person’s death, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). In the event payments are due to be made during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends. The Equalization Payment will not be triggered as the result of the Covered Person’s separation from service, so no such delay should be required. The Equalization Payment is intended to be paid consistent with the requirements under Section 409A of the Code for tax gross-up payments, and the provisions hereof will be construed consistent with that intent. Notwithstanding the foregoing, neither the Company nor New Arris shall be liable to the Covered Person or any other person if any amounts hereunder fail to comply with, or be exempt from, Section 409A of the Code.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Tax Equalization Payment Agreement as of the date first above written.

“Company”

ARRIS GROUP, INC.

By:

Name:

Title:

“New Parent”

ARRIS INTERNATIONAL LIMITED

By:

Name:

Title:

“Covered Person”

By:

Name:

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